EXHIBIT 99.1
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[LOGO]   ABINGTON BANCORP, INC.

                                NEWS RELEASE
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                            FOR IMMEDIATE RELEASE


For:  Abington Bancorp, Inc.             Contact:  James K. Hunt
      97 Libbey  Parkway                           Chief Financial Officer
      Weymouth Woods Corporate Offices             & Treasurer
      P.O. Box 890237                              (781) 682-6903
      Weymouth, MA  02189-0237
      www.AbingtonSavings.com

           ABINGTON BANCORP ANNOUNCES BALANCE SHEET RESTRUCTURING

      ABINGTON, MA, September 4, 2003 --- Abington Bancorp, Inc. (NASDAQ:
ABBK), the parent company of Abington Savings Bank, today announced that its Board of Directors has approved a major balance sheet restructuring program to reduce unamortized premiums, improve earnings and operating ratios, strengthen capital and reduce interest rate and price risk. In connection with this program, the Company expects to record charges during the third quarter of approximately $1.3 million, net of related tax benefits.

      The restructuring program involves the sale of $75 million of higher risk mortgage-backed securities and $22 million of smaller denomination securities coupled with the liquidation of both short-term debt and a portion of the Company's longer-term high cost Federal Home Loan Bank borrowings. The sale of these securities will reduce unamortized premiums by over $1.6 million, or nearly one-half of the $3.4 million unamortized premium balance at June 30, 2003.

      The balance sheet restructuring program announced today will reduce the potential volatility of the mark-to-market adjustment to capital and reduce the overall level of interest rate risk and maturity extension


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in a rising rate environment.  This component of the program involves the sale of 12 securities with a book value of approximately $75 million. A second component of the program involves the sale of 70 securities with an average balance of $314 thousand and an aggregate book value of $22 million. Many of these small denomination securities are complex in nature and are subject to significant yield variances under abnormal prepayment circumstances.

      Proceeds from the sales, combined with existing liquidity, will be used to totally liquidate short-term borrowings and partially reduce higher cost Federal Home Loan Bank debt. At June 30, 2003, the Company reported $46 million in short-term borrowings. The Company also reported $162 million of longer-term borrowings at an effective cost of 4.64%. These borrowings carry maturities ranging from late 2003 through 2011, and are callable by the Federal Home Loan Bank at various dates through maturity. The Company has estimated a $2 million prepayment penalty to liquidate approximately $69 million of these borrowings, with an effective cost of 4.51%, and has concluded that prepayment at this time will improve net interest income, prudently utilize proceeds from investment sales and reduce total assets to about $850 million, thereby improving capital ratios.

      "The elimination of higher-risk earning assets and repayment of some of our higher cost borrowings is expected to improve our net interest income by over $1.5 million annually," said James P. McDonough, president and chief executive officer. "This restructuring is a major step toward our goal of reducing the wholesale portion of our balance sheet and is expected to produce a breakeven third quarter. Future profitability enhancements will be generated from our core business, both through internal growth and by utilizing efficiency opportunities."

      Abington Bancorp, Inc. is a one-bank holding company for Abington Savings Bank. Abington Savings Bank is a Massachusetts-chartered savings bank with offices in Abington, Boston (Dorchester), Brockton, Canton, Cohasset, Halifax, Hanover, Hanson, Holbrook, Hull, Kingston, Milton, Pembroke, Quincy, Randolph, Weymouth and Whitman. Its deposits are insured up to the applicable limits


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by the Federal Deposit Insurance Corporation and in full by the additional coverage provided by the Depositors Insurance Fund.


      Certain statements herein constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated, including the changing of regional and national economic conditions, changes in the real estate market, changes in levels of market interest rates, credit risks on lending activities, and competitive and regulatory factors. All forward-looking statements are necessarily speculative and undue reliance should not be placed on any such statements, which are accurate only as of the date made. The Company disclaims any duty to update such forward-looking statements.

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